EXHIBIT 99.1

CONTACT:	ICR, Inc.
Rachel Schacter/Allison Malkin
203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES FIRST QUARTER
FISCAL 2023 RESULTS

~ Net Sales Increase 21.2% to $163.4 million ~

~ Gross Margin Expansion of 420 bps vs. Prior Year Period ~

~ EPS of $0.79 and Adjusted EPS of $0.82 ~

~ Board Approves Quarterly Dividend of $0.35 Per Share ~

Paramus, NJ – May 26, 2022 -- Movado Group, Inc. (NYSE: MOV) today announced first quarter fiscal 2023 results for the period ended April 30, 2022.

Fiscal 2023 First Quarter Highlights (See attached table for GAAP and Non-GAAP measures)

•	Delivered topline growth of 21.2% or 24.3% on a constant dollar basis year over year;
•	Expanded gross margin by 420 bps from prior year period to 59.2%;
•	Decreased operating expenses as a percent of sales to 43.7% from 45.2% in the prior year period;
•	Decreased adjusted operating expenses as a percent of sales to 43.2% from 44.6% in the prior year period;
•	Generated operating income of $25.3 million as compared to $13.3 million in the prior year period;
•	Generated adjusted operating income of $26.1 million as compared to $14.1 million;
•	Achieved diluted earnings per share of $0.79 as compared to $0.40 in the prior year period;
•	Achieved adjusted diluted earnings per share of $0.82 as compared to $0.43; and
•	Ended the quarter with cash of $225.3 million, a $38.3 million increase from $187.0 million at the end of the first quarter of fiscal 2022.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We are very pleased to continue the positive momentum from last year reporting first quarter results that marked a strong start to our fiscal year with record sales and profit. The quarter saw growth across all key operating metrics highlighted by a 21.2% increase in sales, a 420 basis-point expansion in gross margin and 84.7% growth in adjusted operating income to $26.1 million. These results reflect the ongoing appeal of our powerful portfolio of sought-after global brands, the strength of our elevated omnichannel model and the discipline with which we execute our strategies. The diversity of our business model continues to serve us well as we successfully capitalized on growth opportunities across our portfolio, channels and geographies, most notably in Europe, the Middle East, India and Latin America.”

Mr Grinberg continued, “As we look ahead, we believe our Company is well positioned to advance our strategic priorities in an increasingly uncertain environment. We remain confident about our growth prospects and expect to continue to benefit from our compelling product innovation and diversified brand portfolio, including the recent successful launch of Calvin Klein watches and jewelry. We will continue to prioritize investing in our people and brands while remaining prudent and fiscally responsible. Our strong balance sheet allows us to invest in supporting our growth initiatives and returning value to our shareholders through our ongoing quarterly dividend and our share repurchase program. We will continue to manage the business with intense discipline as we navigate near-term headwinds. Overall, we expect fiscal 2023 to represent another year of strong performance and significant accomplishments for Movado Group.”

Non-GAAP Items (See attached table for GAAP and Non-GAAP measures)

First quarter fiscal 2023 results of operations included the following charges:

•	$0.7 million pre-tax charge, or $0.6 million after tax, representing $0.03 per diluted share, associated with the amortization of acquired intangible assets related to the acquisition of Olivia Burton; and
•	$0.1 million pre-tax charge, or $0.1 million after tax, representing $0.00 per diluted share, associated with the amortization of acquired intangible assets and deferred compensation related to the acquisition of MVMT.

First quarter fiscal 2022 results of operations included the following charges:

•	a $0.7 million pre-tax charge, or $0.6 million after tax, representing $0.03 per diluted share, associated with the amortization of acquired intangible assets related to the acquisition of Olivia Burton; and
•	a $0.1 million pre-tax charge, or $0.1 million after tax, representing $0.00 per diluted share, associated with the amortization of acquired intangible assets and deferred compensation related to the acquisition of MVMT.

In this press release, reference to “adjusted” results exclude the impact of the above charges from the first quarter of fiscal years 2023 and 2022. Please refer to the attached GAAP and Non-GAAP measures table for a detailed reconciliation of the Company’s reported results to its adjusted, non-GAAP results.

First Quarter Fiscal 2023 Results

•	Net sales increased 21.2% (24.3% on a constant dollar basis) to $163.4 million compared to $134.8 million in the first quarter of fiscal 2022. The increase in net sales reflected growth in wholesale customers’ brick and mortar stores and in Movado Company Stores. U.S. net sales increased 6.6% as compared to the first quarter of last year. International net sales increased 35.3% as compared to the first quarter of last year.
•	Gross profit was $96.7 million, or 59.2% of net sales, compared to $74.2 million, or 55.0% of net sales in the first quarter of fiscal 2022. The increase in gross margin percentage was primarily the result of favorable changes in channel and product mix partially offset by increased shipping costs.
•	Operating expenses increased to $71.4 million in the first quarter of fiscal 2023 from $60.9 million in the first quarter of fiscal 2022. Adjusted operating expenses were $70.6 million compared to $60.1 million in the prior year period. This increase was primarily due to higher marketing expenses, payroll and related costs and an increase in certain other operating expenses to support the increase in net sales. As a percent of sales, adjusted operating expenses decreased to 43.2% of sales from 44.6% in the prior year period primarily due to improved sales leverage.
•	Operating income was $25.3 million compared to operating income of $13.3 million in the first quarter of fiscal 2022. Adjusted operating income was $26.1 million for the first quarter of fiscal 2023 and $14.1 million for the prior year period.
•	The Company recorded a tax provision of $6.0 million, as compared to a tax provision of $3.3 million in the first quarter of fiscal 2022. Based upon adjusted pre-tax income, the adjusted tax provision was $6.2 million, or an adjusted tax rate of 23.7%, as compared to an adjusted tax provision of $3.5 million, or an adjusted tax rate of 25.1%, in the first quarter of fiscal 2022.
•	Net income for the first quarter of fiscal 2023 was $18.5 million, or $0.79 per diluted share, compared to net income of $9.4 million, or $0.40 per diluted share, for the same period in the prior year. Adjusted net income for the fiscal 2023 period was $19.1 million, or $0.82 per diluted share, compared to adjusted net income of $10.1 million, or $0.43 per diluted share, for the first quarter of fiscal 2022.

Fiscal 2023 Outlook

The Company expects fiscal 2023 net sales to be in a range of approximately $780 million to $800 million, gross profit of approximately 58.0% of net sales, and operating income in a range of $125 million to $130 million, unchanged from previous expectations, however, with a heightened level of economic, geopolitical and currency uncertainty. Assuming no changes to the current tax regulations, the Company anticipates an effective tax rate of approximately 25% for the fiscal year. The outlook excludes approximately $3.0 million of amortization of acquired intangible assets and deferred compensation for fiscal 2023 related to the Olivia Burton and MVMT brands. This outlook does not contemplate significant impact of increasing inflation, geopolitical unrest or extended negative impact to supply chain and shipping costs, and assumes no further significant fluctuations from prevailing foreign currency exchange rates.

Quarterly Dividend and Share Repurchase Program

The Company also announced that on May 26, 2022, the Board of Directors approved the payment on June 22, 2022 of a cash dividend in the amount of $0.35 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on June 8, 2022.

During the first quarter of fiscal 2023, the Company repurchased approximately 378,400 shares under its share repurchase program. As of April 30, 2022, the Company had no remaining capacity under the March 25, 2021 share repurchase program and $38.0 million remaining available under the November 23, 2021 repurchase program.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, May 26th, at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784. Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic re-play of the call will be available from 12:00 p.m. ET on May 26, 2022 until 11:59 p.m. ET on June 9, 2022 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13729949.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, CALVIN KLEIN®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, LACOSTE®, and SCUDERIA FERRARI® watches, and, to a lesser extent jewelry and other accessories, and operates Movado Company Stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted gross profit, adjusted gross margin, adjusted operating expenses and adjusted operating income, which are gross profit, gross margin, operating expenses and operating income, respectively, under GAAP, adjusted to eliminate the amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions. The Company is also presenting adjusted tax provision, which is the tax provision under GAAP, adjusted to eliminate the impact of charges for the Olivia Burton and MVMT acquisitions. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which are net income, earnings per share and effective tax rate, respectively, under GAAP, adjusted to eliminate the after-tax impact of amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions. The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same U.S. dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, including inflation, increased commodity prices and tightness in the labor market, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters and pandemics, including the effect of the COVID-19 pandemic and other diseases on travel and traffic in the Company’s retail stores and the stores of its wholesale customers, supply disruptions, delivery delays and increased shipping costs, adverse impact on the Company’s wholesale customers and customer traffic in the Company’s stores as a result of increased uncertainty and economic disruption caused by the COVID-19 pandemic,the impact of international hostilities, including the Russian invasion of Ukraine, on global markets, economies and consumer spending, on energy and shipping costs and on the Company’s supply chain and suppliers, defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending,changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, including price increases to offset increased costs, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets, risks associated with the Company’s minority investments in early-stage growth companies and venture capital funds that invest in such companies; the continuation of the Company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation and administrative proceedings, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, complex and quickly-evolving regulations regarding privacy and data protection, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business outside the United States including, without limitation, import duties, tariffs (including retaliatory tariffs), quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 30,

	2022	2021

Net sales	$163,424	$134,798

Cost of sales	66,739	60,596

Gross profit	96,685	74,202

Total operating expenses	71,391	60,946

Operating income	25,294	13,256

Non-operating income/(expense):
Other income	83	100
Interest expense	(112)	(275)

Income before income taxes	25,265	13,081

Provision for income taxes	6,011	3,330

Net income	19,254	9,751

Less: Net income attributable to noncontrolling interests	741	342

Net income attributable to Movado Group, Inc.	$18,513	$9,409

Diluted Income Per Share Information
Net income attributable to Movado Group, Inc.	$0.79	$0.40

Weighted diluted average shares outstanding	23,397	23,741

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except for percentage data)

(Unaudited)

	As Reported
	Three Months Ended
	April 30,		% Change

	2022	2021

Total net sales, as reported	$163,424	$134,798	21.2%

Total net sales, constant dollar basis	$167,581	$134,798	24.3%

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income/ (Loss)	Pre-tax Income/ (Loss)	Provision/ (Benefit) for Income Taxes	Net Income/(Loss) Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended April 30, 2022
As Reported (GAAP)	$163,424	$96,685	$71,391	$25,294	$25,265	$6,011	$18,513	$0.79
Olivia Burton Costs (1)	–	–	(687)	687	687	131	556	0.03
MVMT Costs (2)	–	–	(82)	82	82	20	62	0.00
Adjusted Results (Non-GAAP)	$163,424	$96,685	$70,622	$26,063	$26,034	$6,162	$19,131	$0.82

Three Months Ended April 30, 2021
As Reported (GAAP)	$134,798	$74,202	$60,946	$13,256	$13,081	$3,330	$9,409	$0.40
Olivia Burton Costs (1)	–	–	(721)	721	721	137	584	0.03
MVMT Costs (2)	–	–	(131)	131	131	33	98	0.00
Adjusted Results (Non-GAAP)	$134,798	$74,202	$60,094	$14,108	$13,933	$3,500	$10,091	$0.43

(1)	Related to the amortization of acquired intangible assets for Olivia Burton.
(2)	Related to the amortization of acquired intangible assets and the MVMT brand's deferred compensation, where applicable.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 30,	January 31,	April 30,
	2022	2022	2021
ASSETS

Cash and cash equivalents	$225,256	$277,128	$186,950
Trade receivables, net	92,744	91,558	78,584
Inventories	180,003	160,283	169,966
Other current assets	23,558	16,974	23,649
Income taxes receivable	3,421	7,941	24,305
Total current assets	524,982	553,884	483,454

Property, plant and equipment, net	18,434	19,470	20,599
Operating lease right-of-use assets	79,717	68,599	72,836
Deferred and non-current income taxes	42,854	42,596	41,528
Other intangibles, net	11,990	13,507	16,300
Other non-current assets	62,007	63,104	59,989
Total assets	$739,984	$761,160	$694,706

LIABILITIES AND EQUITY

Accounts payable	$44,140	$46,011	$34,595
Accrued liabilities	54,698	48,522	45,687
Accrued payroll and benefits	7,822	25,117	9,727
Current operating lease liabilities	16,588	13,693	15,413
Income taxes payable	15,141	18,123	9,128
Total current liabilities	138,389	151,466	114,550

Loans payable to bank, non current	–	–	10,000
Deferred and non-current income taxes payable	19,385	19,614	21,280
Non-current operating lease liabilities	70,440	62,730	65,568
Other non-current liabilities	47,301	50,264	51,528

Redeemable noncontrolling interest	2,251	2,311	2,560

Shareholders' equity	459,650	472,808	426,777

Noncontrolling interest	2,568	1,967	2,443
Total equity	462,218	474,775	429,220

Total liabilities, redeemable noncontrolling interest and equity	$739,984	$761,160	$694,706

MOVADO GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	April 30,

	2022	2021
Cash flows from operating activities:
Net income	$19,254	$9,751
Depreciation and amortization	2,932	3,173
Other non-cash adjustments	1,239	1,946
Changes in working capital	(43,676)	(31,262)
Changes in non-current assets and liabilities	(501)	1,019
Net cash used in operating activities	(20,752)	(15,373)

Cash flows from investing activities:
Capital expenditures	(1,381)	(407)
Long-term investments	(1,850)	–
Trademarks and other intangibles	(22)	(44)
Net cash used in investing activities	(3,253)	(451)

Cash flows from financing activities:
Repayment of bank borrowings	–	(11,140)
Dividends paid	(7,940)	(6,962)
Stock repurchase	(14,439)	(316)
Stock awards and options exercised and other changes	(405)	(1,385)
Other	(85)	–
Net cash used in financing activities	(22,869)	(19,803)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(5,026)	(1,249)
Net change in cash, cash equivalents, and restricted cash	(51,900)	(36,876)
Cash, cash equivalents, and restricted cash at beginning of period	277,716	224,423

Cash, cash equivalents, and restricted cash at end of period	$225,816	$187,547

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$225,256	$186,950
Restricted cash included in other non-current assets	560	597
Cash, cash equivalents, and restricted cash	$225,816	$187,547